                                            FILED PURSUANT TO RULE NO. 424(B)(3)
                                            FILE NUMBER 333-44049


          Prospectus Supplement to Prospectus dated January 22, 1998.

                                 $100,000,000
                 Wisconsin Central Transportation Corporation
 [LOGO]
                          Medium-Term Notes, Series A

                         Due from 9 Months to 30 Years

                               ---------------

                                 TERMS OF SALE

   The following terms may apply to the Series A Medium-Term Notes which Wisconsin Central Transportation Corporation may sell at one or more times. The final terms for each Series A Medium-Term Note will be included in a pricing supplement. Wisconsin Central Transportation Corporation will receive between $99,875,000 and $99,250,000 of the proceeds from the sale of the Series A Medium-Term Notes, after paying the agents commissions of between $125,000 and $750,000.

                                         .  Certificated or book-entry form

 .  Mature 9 months to 30 years

                                         .  Subject to redemption at the
 .  Fixed or floating interest               option of Wisconsin Central
   rate, or non-interest bearing            Transportation Corporation or
   Notes. The floating interest             repayment at the option of the
   rate formulas may be based on:           holder


  .  LIBOR                               .  May be amortized or subject to a
                                            sinking fund

  .  Commercial Paper Rate


                                         .  Interest paid semiannually on
  .  Prime Rate                             Fixed Rate Notes, unless
                                            otherwise stated in the pricing
                                            supplement

  .  Treasury Rate


  .  CD Rate                             .  Interest paid daily, weekly,
                                            monthly, quarterly, semiannually
                                            or annually on Floating Rate
                                            Notes

  .  Federal Funds Rate


  .  CMT Rate
                                         .  Minimum denominations of $1,000
                                            and any multiple of $1,000

  .  Any other interest rate index
     or interest rate formula set
     forth in a pricing supplement

                                         .  Same day settlement and payment
                                            in immediately available funds

                               ---------------
   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ---------------
   Wisconsin Central Transportation Corporation may sell the Series A Medium-Term Notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the Series A Medium-Term Notes. They will use their reasonable efforts to sell the Series A Medium-Term Notes offered.

Goldman, Sachs & Co.
                        Banc of America Securities LLC
                                                          Chase Securities Inc.

                               ---------------

                Prospectus Supplement dated September 15, 1999.

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--------------------------------------------------------------------------------

            ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT

    This prospectus supplement sets forth certain terms of the Series A Medium-Term Notes that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

    Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

    It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Documents Incorporated by Reference" in the prospectus.



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                                      S-2

 Please note that in this Prospectus Supplement, references to the terms Company, we, our and us refer only to Wisconsin Central Transportation Corporation and not to its consolidated subsidiaries (except in the case of the description provided below under the heading "Consolidated Ratio of Earnings to Fixed Charges").


                                  THE COMPANY

    The Company is a holding company which conducts a transportation business and operates approximately 2,855 route miles of railway serving Wisconsin, Illinois, Minnesota, Michigan's Upper Peninsula and Ontario through its principal operating subsidiaries, Wisconsin Central Ltd., Fox Valley & Western Ltd., Sault Ste. Marie Bridge Company and Algoma Central Railway Inc. The Company, through its Wisconsin Central International, Inc. subsidiary, also holds a 24% equity interest in Tranz Rail Holdings Limited, whose subsidiaries operate approximately 2,400 route miles of railway nationwide in New Zealand, a 40% equity interest in English Welsh and Scottish Railway Holdings Limited ("EWS"), whose subsidiaries operate railways in Great Britain, and a 33% equity interest in Australian Transport Network Limited, whose subsidiaries operate approximately 450 route miles of railway statewide in Tasmania, Australia. The Company's common stock is publicly traded in the United States on the NASDAQ National Market under the symbol "WCLX".

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The Company's consolidated ratio of earnings to fixed charges for each of the six-month periods ended June 30, 1998 and 1999 and for each of the years ended December 31, 1994 through 1998 is as follows:

                                     For the
                                       Six
                                     Months
                                      Ended         For the Year Ended
                                    June 30,           December 31,
                                    ---------    ------------------------------
                                    1999 1998    1998    1997 1996    1995 1994
                                    ---- ----    ----    ---- ----    ---- ----
Ratio of Earnings to Fixed Charges
 (1)..............................  3.3  3.5(2)  3.7(2)  3.3  2.1(3)  3.3  3.2

--------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes, equity in net income of affiliates, extraordinary items and cumulative effect of accounting changes plus interest expense, amortization of financing costs, the interest portion of fixed rent expense and any income received (but not undistributed amounts) from less-than-fifty-percent-owned persons. Fixed charges include interest expense (whether expensed or capitalized), amortization of financing costs and the interest portion of fixed rent expense.
(2) Includes $5.4 million related to the March 1998 sale of the Company's rights under a five-year transportation agreement, which is discussed in
    Note 13 to the Consolidated Financial Statements in the 1998 Annual Report on Form 10-K incorporated by reference in this Prospectus Supplement ("1998 Consolidated Financial Statements"). Without the effect of this item, the ratio of earnings to fixed charges for 1998 would have been 3.5 and the ratio of earnings to fixed charges for the six-month period ended June 30, 1998 would have been 3.1.
(3) Includes $15.8 million of disputed switching charges and related interest and $2.5 million of insurance deductibles for the Weyauwega derailment, which are discussed in Note 17 to the 1998 Consolidated Financial Statements. Without the effects of these items, the ratio of earnings to fixed charges for 1996 would have been 2.9.

                                USE OF PROCEEDS

   Net proceeds from our sale of the Series A Medium-Term Notes ("Notes") may be used for general corporate purposes, for payment of outstanding indebtedness under our revolving credit facilities and for additional investments in international rail operations. A portion of our revolving credit indebtedness was applied to our purchase of additional shares of EWS in June and August 1999. The Company paid $31.6 million in these share acquisitions which increased our EWS ownership from 33% to 40%. Our revolving credit facilities allow us to choose various floating interest rate and maturity options. At June 30, 1999, $169.6 million was outstanding under the revolving credit facilities with an average maturity of 21 days and an average interest rate of 5.37%.

                           DESCRIPTION OF THE NOTES

                 Interrelationship Between Provided Documents

   The following description of the terms of the Notes (referred to in the accompanying Prospectus as "Debt Securities") supplements, and to the extent inconsistent replaces, the description of the general terms and provisions provided in the accompanying Prospectus under the caption "Description of Debt Securities". Capitalized terms not otherwise defined in this Prospectus Supplement have the meanings assigned to them in the accompanying Prospectus.

   We will issue a pricing supplement in connection with each offering of the Notes. Each pricing supplement will contain the specific information and terms for that offering. The pricing supplement may add, update or change information contained in this Prospectus Supplement or the accompanying Prospectus. It is important to consider the information contained in the applicable pricing supplement, this Prospectus Supplement and the accompanying Prospectus before making an investment decision.

                  The Notes Will Be Issued Under an Indenture

   As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the Notes are governed by a document called an indenture. The indenture dated as of April 21, 1998 ("Indenture") is a contract between us and The Bank of New York, which acts as trustee ("Trustee"). The Trustee has two main roles:

  . First, the Trustee can enforce your rights against us if we default.
    There are limitations on the extent to which the Trustee acts on your behalf. For a description of your rights under the Indenture, see "Description of Debt Securities" in the accompanying Prospectus.

  . Second, the Trustee performs administrative duties for us, such as sending you interest payments and notices.

                       Amount of the Notes We May Offer

   Under the Indenture, we may offer the Notes on a continuous basis in amounts not to exceed an aggregate principal amount of $100,000,000. The total amount of Notes which may be offered by means of this Prospectus Supplement may be reduced due to our sales of other debt securities.

                                Types of Notes

   We may issue one or more of the following types of Notes:

Fixed Rate Notes

   This type of Note will bear interest at a fixed rate. Zero Coupon Notes, which bear no interest and are instead issued at a price lower than the principal amount, are Fixed Rate Notes. If your Note is a Fixed Rate Note, we will specify the rate in your pricing supplement.

Floating Rate Notes

   This type of Note will bear interest at a rate that is determined by reference to one of various interest rate formulas. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below under the heading "Interest Rates--Floating Rate Notes". If your Note is a Floating Rate Note, we will specify the interest rate formula and any adjustments in your pricing supplement.

Original Issue Discount Notes

    Fixed Rate Notes and Floating Rate Notes may be Original Issue Discount Notes (referred to in the accompanying Prospectus as "Original Issue Discount Debt Securities"). This type of Note is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A Note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered a Discount Note (defined below under the heading "Certain United States Federal Income Tax Considerations"--U.S. Holders-- Original Issue Discount"), regardless of the amount payable upon redemption, repayment or acceleration of maturity. For a brief description of the United States federal income tax consequences of owning an Original Issue Discount Note, see the description provided below under the heading "Certain United States Federal Income Tax Considerations".

                     How the Notes Rank Against Other Debt

    The Notes will not be secured by any property or assets of the Company or its subsidiaries. Therefore, by owning a Note, you are one of our unsecured creditors.

    The Notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the Notes would rank equally in right of payment with all other unsecured and unsubordinated debt of the Company.

                    Denominations and Currency of the Notes

    We will issue the Notes in denominations of $1,000 and any multiple of $1,000. The purchase price of the Notes must be paid in United States dollars and all amounts that become due and payable under the Notes will be payable in United States dollars.

                   Stated Maturity and Maturity of the Notes

    The date on which the principal amount of your Note is scheduled to become due is called the stated maturity of the principal. The stated maturity for your Note will be specified on the Note's face and in the applicable pricing supplement. The principal may become due sooner, if your Note is redeemed by the Company or repaid at the option of the holder. The date on which the principal of your Note becomes due and payable, whether at stated maturity, upon redemption by the Company, upon repayment at the option of the holder or otherwise, is called the maturity of the principal.

                    Redemption at the Option of the Company

    Unless we specify otherwise in the applicable pricing supplement, the Notes will not be entitled to the benefit of any sinking fund. This means we will not deposit money on a regular basis into any separate custodial account to repay the Notes.

    Unless we specify otherwise in the applicable pricing supplement, the Notes will not be redeemable at our option. If the Notes are redeemable at our option, the pricing supplement will include the applicable redemption price. Please note, however, that unless specified otherwise in the pricing supplement, the redemption price for Original Issue Discount Notes will be based on the Amortized Face Amount of the Notes, as described below under the heading "Repayment at the Option of the Holder".

    If we are going to redeem Notes, we will mail notice of the redemption to the holders at least 30 days but not more than 60 days before the redemption date.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption.

                     Repayment at the Option of the Holder

    If your Note is repayable prior to its stated maturity at the option of the holder, we will indicate in your pricing supplement that the Note is repayable prior to its stated maturity at the option of the holder on a specified date or dates.

Unless we state otherwise in the applicable pricing supplement, such Note will be repayable at a price equal to 100% of the principal amount of the Note, together with the unpaid interest accrued to the date of repayment. On and after the date of repayment, interest will cease to accrue on any Notes tendered for repayment.

   Unless we specify otherwise in the applicable pricing supplement, an Original Issue Discount Note which is redeemed at the option of the Company (as described above under the heading "Redemption at the Option of the Company") or repaid at the option of the holder (as described in this subsection) will be redeemed or repaid at a price equal to a specified percentage of the face amount of the Note. Such price shall be equal to the Amortized Face Amount as of the date of redemption or repayment. The "Amortized Face Amount" of an Original Issue Discount Note will be the amount equal to

  . the issue price specified in the applicable pricing supplement;

   plus

  . that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity specified in the applicable pricing supplement (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, as the case may be.

In no case, however, shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

   To exercise a right to repayment, the holder must deliver to the Trustee at least 30 days, but not more than 60 days, prior to the repayment date specified in the applicable pricing supplement:

  . the Note with the form entitled "Option of Holder to Elect Repayment" on the reverse of the Notes duly completed; or

  . a facsimile transmission or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States which contains all of the following information:

    1) the name of the holder of the Note;

    2) the principal amount of the Note;

    3) the principal amount of the Note to be repaid (which shall not be less than $1,000);

    4) the certificate number or a description of the tenor and terms of the Note; and

    5) a statement that the option to elect repayment is being exercised and a guarantee that the Note to be repaid, with the form entitled "Option of Holder to Elect Repayment" on the reverse of the Note duly completed, will be received by the Trustee not later than five business days after the date of such facsimile transmission or letter; provided that, such facsimile transmission or letter will only be effective if the Note and duly completed form are received by the Trustee within the five day period.

   Exercise of a repayment option will be irrevocable unless waived by the Company. The holder may exercise a repayment option for less than the entire principal amount of a Note so long as the principal amount of the Note which will remain outstanding after repayment is an authorized denomination. The Trustee will refer all questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment to the Company. Our determinations relating to such questions will be final and binding.

   If your Note is represented by Global Debt Securities, as described below under the heading "Book-Entry, Delivery and Form", the Depositary's nominee will be the sole holder of your Note. Therefore, the Depositary's nominee will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to your Note, you must instruct the broker or other direct or indirect participant through which you hold an interest in the Note to notify the Depositary of your desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in the Note in order to determine the deadline by which such instruction must be given in order for timely notice to be delivered to the Depositary.

    If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 ("Exchange Act") and other securities laws or regulations in connection with such repayment.

    We may at any time purchase Notes at any price in the open market or otherwise. We may, at our discretion, hold, resell or surrender such Notes to the Trustee for cancellation.

                                 Use of Agents

    We may sell the Notes through Goldman, Sachs & Co., Banc of America Securities LLC and Chase Securities Inc. (collectively the "Agents"). For each individual issue of Notes, we will have agreed with the relevant Agent upon the interest rate or interest rate basis (described below), if any, the stated maturity and the date of original issuance.

                       Defeasance and Covenant Defeasance

    The Notes will be subject to defeasance and covenant defeasance as described in the accompanying Prospectus under the caption "Description of Debt Securities--Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances".

                                 Interest Rates

    This subsection describes the different kinds of interest rates that may apply to your Note, if it bears interest.

Fixed Rate Notes

    Each Fixed Rate Note, except any Zero Coupon Note, will bear interest from its original issue date or from the most recent date to which interest on the Note has been paid or made available for payment. Interest will accrue on the principal of a Fixed Rate Note at the fixed yearly rate specified in the applicable pricing supplement, until the principal is paid or made available for payment. Unless we specify otherwise in the applicable pricing supplement, interest on a Fixed Rate Note will be payable semiannually in arrears on the interest payment dates stated in the pricing supplement and at maturity. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid or from the issue date if none has been paid to but excluding the payment date or the date of maturity. We will compute interest on Fixed Rate Notes on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under the heading "Payment Mechanics".

Floating Rate Notes


 In this subsection, we use several
 specialized terms relating to the
 manner in which floating interest
 rates are calculated. These terms
 appear in bold, italicized type the
 first time they appear, and we
 define these terms in "Special Rate
 Calculation Terms" at the end of
 this subsection.

 Also, please remember that the
 specific terms of your Note as
 described in your pricing
 supplement will supplement and, if
 applicable, may modify or replace
 the general terms regarding the
 floating interest rates described
 in this subsection. The statements
 we make in this subsection may not
 apply to your Note.


    Each Floating Rate Note will bear interest from its original issue date or from the most recent date to which interest on the Note has been paid or made available for payment. Interest will accrue on the principal of a Floating Rate Note at the yearly rate determined pursuant to the interest rate formula specified in the applicable pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under the heading "Payment Mechanics".

   Base Rates. We currently expect to issue Floating Rate Notes that bear interest at rates based on one or more of the following base rates:

  . LIBOR;

  . commercial paper rate;

  . prime rate;

  . treasury rate;

  . CD rate;

  . federal funds rate; and

  . CMT rate.

We describe each of these base rates in further detail below. If you purchase a Floating Rate Note, we will specify the type of base rate that applies to your Note in your pricing supplement.

   LIBOR Notes. If you purchase a LIBOR Note, your Note will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

  . LIBOR will be either:

    1) the offered rate appearing on the Telerate LIBOR page; or

    2) the arithmetic mean of the offered rates appearing on the Reuters screen LIBOR page unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits having the relevant issue maturity beginning on the relevant interest reset date. We will indicate the issue maturity and the reference page that apply to your LIBOR Note in your pricing supplement. If we do not specify a reference page in your pricing supplement, the Telerate LIBOR page will apply to your LIBOR Note:

  . If Telerate LIBOR page applies and the rate described above does not appear on that page, or if Reuters screen LIBOR page applies and fewer than two of the rates described above appear on that page, or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits having the relevant issue maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

  . If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., New York City time, on that LIBOR interest determination date, by three major banks in New York City selected by the calculation agent: loans having the relevant issue maturity, beginning on the relevant interest reset date, and in a representative amount.

  . If fewer than three of the major banks in New York City selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

   Commercial Paper Rate Notes. If you purchase a Commercial Paper Rate Note, your Note will bear interest at a base rate equal to the commercial paper rate adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "Commercial Paper-- Nonfinancial". If the commercial paper rate cannot be determined as described above, the following procedures will apply:

  . If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper--Nonfinancial".

  . If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

  . If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

    Prime Rate Notes. If you purchase a Prime Rate Note, your Note will bear interest at a base rate equal to the prime rate adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

    The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply:

  . If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

  . If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

  . If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

  . If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

    Treasury Rate Notes. If you purchase a Treasury Rate Note, your Note will bear interest at a base rate equal to the treasury rate adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

    The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Telerate page 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply:

  . If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

  . If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

  . If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

  . If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

  . If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

  . If fewer than three dealers selected by the calculation agent are quoting as described
   in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

   CD Rate Notes. If you purchase a CD Rate Note, your Note will bear interest at a base rate equal to the CD rate adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply:

  . If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

  . If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

  . If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

   Federal Funds Rate Notes. If you purchase a Federal Funds Rate Note, your Note will bear interest at a base rate equal to the federal funds rate adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15(519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page 120. If the federal funds rate cannot be determined in this manner, the following procedures will apply:

  . If the rate described above is not displayed on Telerate page 120 at 3:00
    P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized source used for displaying that rate, under the heading "Federal Funds (Effective)".

  . If the rate described above is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before

    9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

  . If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

    CMT Rate Notes. If you purchase a CMT Rate Note, your Note will bear interest at a base rate equal to the CMT rate adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

    The CMT rate will be the following rate displayed on the designated CMT Telerate page under the heading " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the designated CMT index maturity:

  . If the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

  . If the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

  . If the applicable rate described above is not displayed on the relevant designated CMT Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the CMT rate will be the applicable treasury constant maturity rate described above-- i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable as published in H.15(519).

  . If the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

    1) is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury, and

    2) is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15(519).

  . If the rate described in the prior paragraph does not appear at 3:00
    P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest). Treasury notes are direct, noncallable, fixed rate obligations of the U.S. government.

  . If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest). If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

  . If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

  . If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

   Spread or Spread Multiplier. In some cases, the base rate for a Floating Rate Note may be adjusted:

  . by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

  . by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase a Floating Rate Note, we will specify in your pricing supplement whether a spread or spread multiplier will apply to your Note and, if so, the amount of the spread or spread multiplier.

   Maximum and Minimum Rates. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

  . a maximum rate, meaning a specified upper limit that the actual interest rate in effect at any time may not exceed; and

  . a minimum rate, meaning a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a Floating Rate Note, we will specify in your pricing supplement whether a maximum rate and/or minimum rate will apply to your Note and, if so, it will specify those rates.

   Whether or not a maximum rate applies, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law.

   Interest Reset Dates. The rate of interest on a Floating Rate Note will be reset by the calculation agent daily, weekly, monthly, quarterly, semiannually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Unless we specify otherwise in the applicable pricing supplement, the interest reset date will be as follows:


  . For Floating Rate Notes that reset daily, each business day.

  . For Floating Rate Notes that reset weekly and are not Treasury Rate
    Notes, the Wednesday of each week.

  . For Treasury Rate Notes that reset weekly, the Tuesday of each week, except as otherwise described below in the last paragraph under the heading "Interest Determination Dates".

  . For Floating Rate Notes that reset monthly, the third Wednesday of each month.

  . For Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year.

  . For Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable pricing supplement.

  . For Floating Rate Notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a Floating Rate Note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. However, there are several exceptions to the reset provisions described above.

    The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. For Floating Rate Notes that reset daily or weekly, the base rate in effect for each day following the second business day prior to an interest payment date to, but excluding, the interest payment date, and for each day following the second business day prior to the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

    If any interest reset date for a Floating Rate Note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR Note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

    Interest Determination Dates. The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Unless we specify otherwise in the applicable pricing supplement:

  . For all Floating Rate Notes other than LIBOR Notes and Treasury Rate
    Notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

  . For LIBOR Notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date. We refer to an interest determination date for a LIBOR Note as a LIBOR interest determination date.

  . For Treasury Rate Notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills (direct obligations of the U.S. government) would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

    Interest Calculation Dates. As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR Notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

  . the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

  . the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information needed to make the determination is available from the relevant sources sooner.

    Interest Payment Dates. The interest payment dates for a Floating Rate Note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

  . For Floating Rate Notes that reset daily, weekly or monthly, the third
    Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.

  . For Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year.

  . For Floating Rate Notes that reset semiannually, the third Wednesday of the two months of each year specified in the applicable pricing supplement.

  . For Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

Regardless of these rules, if a Note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term "regular record date" below under the heading "Payment Mechanics".

    In addition, the following special provision will apply to a Floating Rate Note with regard to any interest payment date other than one that falls on the date of maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the Floating Rate Note is a LIBOR Note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. In all cases, an interest payment date that falls on the date of maturity will not be changed.

    Calculation of Interest. Calculations relating to Floating Rate Notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We will specify in the applicable pricing supplement the name of the institution that we have appointed to act as the calculation agent for the Note as of the original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the Note without your consent and without notifying you of the change.

    For each Floating Rate Note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period. The interest period is the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the Floating Rate Note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

  . by 360, in the case of LIBOR Notes, Commercial Paper Rate Notes, Prime
    Rate Notes, CD Rate Notes and Federal Funds Rate Notes; or

  . by the actual number of days in the year, in the case of Treasury Rate
    Notes and CMT Rate Notes.

    Upon the request of the holder of any Floating Rate Note, the calculation agent will provide for that Note the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

    All percentages resulting from any calculation relating to a Note will be rounded upward or downward, as appropriate, to the nearer one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to
9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a Floating Rate Note will be rounded upward or downward, as appropriate, to the nearest cent.

    In determining the base rate that applies to a Floating Rate Note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described under the heading "Base Rates". Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any Agent and its affiliates.

    Special Rate Calculation Terms. In this subsection entitled "Description of the Notes--Interest Rates--Floating Rate Notes", we use several terms that have special meanings relevant to calculating floating interest rates. These terms are as follows:

    "Bond equivalent yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

  bond              D * N
  equivalent =  -------------  * 100
  yield         360 - (D * M)

  where:

  . ""D'' means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

  . ""N'' means 365 or 366, as the case may be; and

  . ""M'' means the actual number of days in the applicable interest reset period.

    "Business day" means, for any Note, a day that meets all the following applicable requirements:

  . for all Notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close; and

  . if the Note is a LIBOR Note, is also a London business day.

    "Calculation agent" means the agent appointed by the Company as described above under the heading "Description of the Notes-- Interest Rates--Floating Rate Notes--Calculation of Interest".

    "Designated CMT index maturity" means the index maturity for a CMT Rate Note and will be the original period to maturity of a U.S. treasury security (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

    "Designated CMT Telerate page" means the Telerate page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies, but we do not specify in the applicable pricing supplement whether the weekly or monthly average applies, the weekly average will apply.

    "H.15(519)" means the weekly statistical release entitled "Federal Reserve statistical release H.15(519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 daily update" means the daily update of H.15(519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/ releases/h15/update, or any successor site or publication.

    "Index maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

    "Initial Base Rate" means, with respect to a Floating Rate Note, the base rate in effect from the original issue date to the first interest reset date. We will specify the initial base rate in the applicable pricing supplement.

    "London business day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

    "Money market yield" means a yield expressed as a percentage and calculated in accordance with the following formula:

  money           D * 360
  market   =   -------------  * 100
  yield        360 - (D * M)

  where:

  . ""D'' means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

  . ""M'' means the actual number of days in the relevant interest reset period.

    "Representative amount" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

    "Reuters screen LIBOR page" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBOR" or any replacement page or pages on which London interbank rates of major U.S. banks are displayed.

    "Reuters screen US PRIME I page" means the display on the "US PRIME I" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

    "Telerate LIBOR page" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed.

    "Telerate page" means the display on Bridge Telerate, Inc., or any successor service, on the page or pages specified in this Prospectus Supplement or the applicable pricing supplement, or any replacement page or pages on that service.

    When we use the terms designated CMT Telerate page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, if we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                               Payment Mechanics

    The following actions, when required, should occur at the principal corporate trust office of the Trustee, 101 Barclay Street, Floor 21 West, New York, New York 10286, Attention: Corporate Trust Trustee Administration:

  . payment of the principal of, interest on and premium, if any, on the Notes;

  . registration of transfer of the Notes; and

  . presentation of the Notes for exchange.

    So long as the Notes are represented by Global Debt Securities, we will pay any interest payable on the Notes to Cede & Co., the nominee of The Depository Trust Company ("DTC"), as the registered owner of the Global Debt Securities. We will make such payment by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m., New York City time. If the Notes are no longer represented by Global Debt Securities, we may, at our option, pay any interest payable by check mailed to the address of the person entitled to such payment.

    We will not impose a service charge for any transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

    Unless we specify otherwise in the applicable pricing supplement, the regular record date relating to an interest payment date for any Fixed Rate Note or any Floating Rate Note will be the 15th calendar day before that interest payment date, in each case whether or not the record date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

                         Book-Entry, Delivery and Form

    The Notes will be represented by Global Debt Securities which will be deposited with, or on behalf of, DTC, as Depositary, and registered in the name of Cede & Co., the nominee of DTC.

    DTC has advised the Company and the Agents as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

    Unless and until they are exchanged in whole or in part for certificated notes in definitive form, the Global Debt Securities may not be transferred except as a whole. When transferred as a whole, the Global Debt Securities may be transferred as follows:

  . by DTC to a nominee of DTC;

  . by a nominee of DTC to DTC or another nominee of DTC; or

  . by DTC or any nominee of DTC to a successor depository or a nominee of such successor depository.

    For a further description of DTC's procedures with respect to the Notes, see the accompanying Prospectus under the heading "Description of Debt Securities--Global Debt Securities".

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against interest rate risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a United States court can exercise primary supervision over the trust's administrator and one or more U.S. Holders are authorized to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

                                  U.S. Holders

Payments of Interest

    Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

Original Issue Discount

    The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("OID Notes"). The following summary is based upon final Treasury regulations ("OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

    For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement Agent, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an OID Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the U.S. Holder of an OID Note is the sum of the daily portions of original issue discount with respect to such OID Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such OID Note. The "daily portion" of original issue discount on any OID Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the OID Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is the sum of the issue price of the OID Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the OID Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases an OID Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the OID Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such OID Note for any taxable year (or portion thereof in which the U.S. Holder holds the OID Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable

Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Note were treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996 the Treasury Department issued final regulations ("CPDI Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments. In general, CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable pricing supplement.

    Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity ("call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity ("put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Short-Term Notes

    Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount

    If a U.S. Holder purchases a Note, other than an OID Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an OID Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an OID Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

    If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Disposition of a Note

    Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

                                Non-U.S. Holders

    A non-U.S. Holder will not be subject to United States federal withholding taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, provided that the non-U.S. Holder is not (i) directly or indirectly a 10% or greater shareholder (by voting power) of the Company, (ii) a controlled foreign corporation related, directly or indirectly, to the Company, or (iii) a bank receiving interest described in
Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, either: (i) the beneficial owner of the Note must certify, under penalties of perjury, to the Company or paying agent, as the case may be, that such Holder is a non-U.S. Holder and provide such non-U.S. Holder's name and address, or
(ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, must certify, under penalties of perjury, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnish the payor with a copy thereof. The foregoing certificates are effective with respect to interest paid for the remainder of the calendar year after issuance of the certificate and for the two succeeding calendar years. Under temporary Treasury Regulations, a beneficial owner may use an IRS Form W-8 to provide the foregoing certificate.

    On October 6, 1997, the IRS issued regulations ("Withholding Regulations") addressing federal income tax withholding procedures which will affect payments to non-U.S. Holders. The Withholding Regulations currently provide that they will become effective for all payments after December 31, 1998, regardless of when the instrument pursuant to which the payments are made was issued. However, the IRS has announced that the effective date of the Withholding Regulations will be extended to payments after December 31, 2000. The following is not intended to be a complete discussion of the Withholding Regulations, and prospective purchasers of Notes are urged to consult with their tax advisors regarding the federal income tax withholding consequences of the purchase, holding or disposition of Notes.

    The Withholding Regulations add additional rules to those above which are intended to simplify the compliance procedures for withholding agents. Under one such simplified procedure, a withholding agent will be allowed to rely on a withholding certificate furnished by a "qualified intermediary" without the need to obtain the beneficial owner certificate described above. A "qualified intermediary" includes any of the following persons, or any other person acceptable to the IRS, if such person has entered into a withholding agreement with the IRS: (i) a foreign financial institution or foreign clearing organization (other than a U.S. branch or office of such institution or organization), and (ii) a foreign branch or office of a U.S. financial institution or clearing organization.

    Under the Withholding Regulations, the beneficial owner of a Note, rather than the nominal or legal owner, will be treated as the payee for purposes of the withholding requirements. In the case of payments made to an entity classified as a foreign partnership, the partners generally will be required to provide the required withholding certification. However, a payment to a United States partnership will be treated as a payment to a United States payee, even if the partnership has one or more foreign partners.

    The IRS is also in the process of replacing a number of current tax certification forms, including Forms W-8 and 4224, with a single, revised IRS Form W-8. Under the Withholding Regulations, a certification pursuant to the new IRS Form W-8 will remain valid until the end of the third calendar year following the year in which the certification is signed. Transition rules in the Withholding Regulations currently provide that existing certification forms held by a payor on December 31, 1998 will remain valid until the earlier of the expiration under current law or December 31, 1999. However, in connection with the announced change in the effective date of the Withholding Regulations, the IRS has announced that these dates will be amended to provide that certificates held on December 31, 1999 will remain effective until the earlier of their expiration date under current law or December 31, 2000.

    If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with such trade or business, the non-U.S. Holder will be subject to United States federal income tax on such interest in the same manner as if it were a U.S. Holder. To avoid withholding tax, the non-U.S. Holder will be required to provide an IRS Form 4224 in lieu of the certification described above. If such non-U.S. Holder engaged in a trade or business in the United States is a foreign corporation, it may additionally be subject to a branch profits tax equal to 30% (or such rate as provided by an applicable income tax treaty) of its effectively connected earnings and profits (including interest and gain on a Note if effectively connected with the non-U.S. Holder's United States trade or business) for the taxable year.

    Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

                               Backup Withholding

    Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    The Company and Goldman, Sachs & Co., Banc of America Securities LLC and Chase Securities Inc. ("Agents") have entered into a distribution agreement with respect to the Notes. Subject to certain conditions, the Agents have agreed to use their reasonable efforts to solicit purchases of the Notes. The Company has the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agents may also reject any offer to purchase Notes. The Company will pay the Agents a commission on any Notes sold through the Agents. The commission will range from 0.125% to 0.750% of the principal amount of the Notes, depending on the maturity of the Notes.

    The Company may also sell Notes to the Agents who will purchase the Notes as principals for their own accounts. Any such sale will be made at a discount within the range of discounts set forth on the cover page of this Prospectus Supplement if no other discount is agreed. Any Notes the Agents purchase as principal may be resold at the market price or at other prices determined by the Agents at the time of resale. The Company may also sell Notes directly on its own behalf. No commissions will be paid on Notes sold directly by the Company.

    The Agents may resell any Notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the Agents received from the Company. The Agents will purchase the Notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on an agency sale of Notes of the same maturity. If all the Notes are not resold at the initial offering price, the Agents may change the resale price and the other selling terms.

    In connection with the offering, the Agents may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agents of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

    The Agents also may impose a penalty bid. This occurs when a particular Agent repays to the Agents a portion of the underwriting discount received by it because the Agents have repurchased Notes sold by or for the account of such Agent in stabilizing or short covering transactions.

    These activities by the Agents may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 ("Act"). The Company has agreed to indemnify the several Agents against certain liabilities, including liabilities under the Act.

    The Agents may sell to dealers who may resell to investors and the Agents may pay all or part of the discount or commission they receive from the Company to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    The Notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

    Unless otherwise indicated in the applicable pricing supplement, the purchase price of the Notes will be required to be paid in immediately available funds in New York, New York.

    The Agents may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business. In addition, affiliates of Banc of America Securities LLC and Chase Securities Inc. are lenders to the Company under its revolving credit facilities. The Company may use more than 10% of the net proceeds from the sale of the Notes to repay aggregate indebtedness owed by it to the affiliate of Banc of America Securities LLC or the affiliate of Chase Securities Inc. Accordingly, this offering is being made in compliance with the requirements of Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.
                      DOCUMENTS INCORPORATED BY REFERENCE

    The Securities and Exchange Commission ("Commission") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement and the accompanying Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the Notes.

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

  . Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31,
    1999 and June 30, 1999; and

  . Current Report on Form 8-K filed July 9, 1999.

    You may obtain a copy of any filings referred to above, at no cost, by writing or telephoning us at the following address and phone number: Wisconsin Central Transportation Corporation, P.O. Box 5062, Rosemont, Illinois 60017-5062, Attn.: Investor Relations, telephone number: 847-318-4600.

                             VALIDITY OF THE NOTES

    The validity of the Notes offered hereby will be passed upon for the Company by McLachlan, Rissman & Doll, Chicago, Illinois and for the Agents by Sullivan & Cromwell, New York, New York.

PROSPECTUS

                                  $250,000,000

                 WISCONSIN CENTRAL TRANSPORTATION CORPORATION
[LOGO]
                                ----------------

                                DEBT SECURITIES

                                ----------------

    Wisconsin Central Transportation Corporation (the "Company") from time to time may offer its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series and in amounts, at prices and on terms to be determined at the time of the offering. The principal amount of the Debt Securities offered hereby will not exceed $250,000,000 (or the equivalent in foreign currency or currency units, or if Debt Securities are issued at a discount, such greater principal amount as will result in proceeds of $250,000,000).

    The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, which may include securities denominated in U.S. dollars, in any other currency or in composite currencies such as the European Currency Unit, date or dates on which principal is payable, interest rate or rates (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company, terms for any repayment of principal amount at the option of the holder (which option may be conditional), terms for any sinking fund payments, the initial public offering price, purchase price and net proceeds to the Company are set forth in the accompanying Prospectus Supplement. This Prospectus may not be used to consummate the sale of Debt Securities unless accompanied by a Prospectus Supplement.

    The Company may sell Debt Securities to or through one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by such underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution."

                                ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                The date of this Prospectus is January 22, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy material and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., as well as 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any Prospectus Supplement do not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

  (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1997;

  (c) The Company's Report on Form 8-K dated January 27, 1997 and filed February 5, 1997; and

  (d) The Company's Amendment No. 1 on Form 10-K/A filed on September 30, 1997 as an amendment to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

    All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at P.O. Box 5062, Rosemont, Illinois 60017-5062,
Attn: Investor Relations, telephone (847) 318-4600.

                                  THE COMPANY

    The Company is a railroad holding company which operates a regional North American rail system in Wisconsin, the Upper Peninsula of Michigan, northeastern Illinois, eastern Minnesota and Ontario and also owns minority interests in, and participates in the management of, rail operations in Great Britain and Australia and rail and ferry operations in New Zealand.

    The Company was incorporated under the laws of the State of Delaware in 1987. It conducts its business through its wholly-owned consolidated subsidiaries, Wisconsin Central Ltd., Fox Valley & Western Ltd., WCL Railcars, Inc., Sault Ste. Marie Bridge Company, Wisconsin Central International, Inc., WC Canada Holdings, Inc. and Algoma Central Railway Inc. The principal offices of the Company are located at One O'Hare Centre, Suite 9000, 6250 N. River Road, Rosemont, Illinois 60018, telephone (847) 318-4600.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Debt Securities offered hereby will be used by the Company as set forth in a Prospectus Supplement relating to such Debt Securities.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The Company's consolidated ratio of earnings to fixed charges for the nine-month periods ended September 30, 1996 and 1997 and for each of the years ended December 31, 1992 through December 31, 1996 are as follows:

                                 For the
                               Nine-Months
                                  Ended
                                September          For the Year Ended
                                   30,                December 31,
                               ------------     ------------------------------
                               1997   1996      1996    1995    1994 1993 1992
                               -----  -----     ----    ----    ---- ---- ----
Ratio of Earnings to Fixed
 Charges (1)..................   3.4    1.8(2)  2.1(2)  3.3(3)  3.2  2.7  2.0

--------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes, equity in net income of affiliates, extraordinary items and cumulative effect of accounting changes plus interest expense, amortization of financing costs, the interest portion of fixed rent expense and any income received (but not undistributed amounts) from less-than-fifty-percent-owned persons. Fixed charges include interest expense (whether expensed or capitalized), amortization of financing costs and the interest portion of fixed rent expense.
(2) Includes the $15.8 million of disputed Baltimore and Ohio Chicago Terminal Railroad Company ("BOCT") switching charges and related interest and the $2.5 million of insurance deductibles for the Weyauwega derailment, which are discussed in Note 15 to the Consolidated Financial Statements in the 1996 Annual Report on Form 10-K incorporated by reference herein (the "1996 Consolidated Financial Statements"). Without the effects of these items, the 1996 ratio of earnings to fixed charges would have been 2.9 and the ratio of earnings to fixed charges for the nine-months ended September 30, 1996 would have been 2.9.

(3) Includes the $3.0 million retroactive property tax assessment plus related interest of $0.7 million discussed in Note 15 to the 1996 Consolidated Financial Statements. Without the effect of these items, the 1995 ratio of earnings to fixed charges would have been 3.5.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities are to be issued under an Indenture (as amended or supplemented from time to time, the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular sections or defined terms of the Indenture are referred to in this Prospectus or in a Prospectus Supplement, such sections or defined terms are incorporated herein or therein by reference.

    The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general terms and provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

General

    The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated obligations of the Company.

    Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for such purpose. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

    The Applicable Prospectus Supplement will describe the terms of the Offered Debt Securities, including: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person or entity to whom any interest on any Offered Debt Security shall be payable, if other than the Person or entity in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof; (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which any such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for interest payable on any Interest Payment Date; (6) the place or places where the principal of, premium, if any, and interest on the Offered Debt Securities shall be payable; (7) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America; (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined; (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the other terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion may be determined;
(14) the applicability of the provisions described under "--Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances"; (15) if the Offered Debt Securities will be issuable only in the form of one or more Global Debt Securities as described under "--Global Debt Securities", the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Debt Security may be registered for transfer or exchange or authenticated and delivered in the name of a Person or entity other than the Depositary or its nominee; and (16) any other terms of the Offered Debt Securities. (Section 301)

    Debt Securities may be issued under the Indenture as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Special federal income tax, accounting and other considerations applicable thereto will be described in the Applicable Prospectus Supplement. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 101)

    If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units, if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the Applicable Prospectus Supplement.

    If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the Applicable Prospectus Supplement.

Global Debt Securities

    The following description of Global Debt Securities will apply to any series of Debt Securities except as otherwise provided in the Applicable Prospectus Supplement.

    The Debt Securities of a series may be issued in the form of one or more Global Debt Securities that will be deposited with or on behalf of a Depositary, which will be a clearing agent registered under the

Exchange Act. Global Debt Securities will be registered in the name of the Depositary or a nominee of the Depositary, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the Indenture. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Global Debt Security may not be transferred or exchanged except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary, or except in the circumstances described in the Applicable Prospectus Supplement. (Section 305)

    Upon the issuance of any Global Debt Security, and the deposit of such Global Debt Security with or on behalf of the Depositary for such Global Debt Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Global Debt Security to the accounts of institutions ("participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Debt Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Debt Security or by its nominee. Ownership of beneficial interests in such Global Debt Security by Persons who hold such beneficial interests through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Debt Security.

    So long as the Depositary for a Global Debt Security, or its nominee, is the owner of such Global Debt Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Security represented by such Global Debt Security for all purposes under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Debt Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of Holders or if an owner of a beneficial interest in a Global Debt Security desires to give or take any instruction or action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such instruction or action, and such participants would authorize beneficial owners owning through such participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

    Unless otherwise specified in the Applicable Prospectus Supplement, payments with respect to principal of, premium, if any, and interest, if any, on the Debt Securities represented by a Global Debt Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Debt Security. The Company expects that the Depositary for any Debt Securities represented by a Global Debt Security, upon receipt of any payment of principal or interest in respect of such Global Debt Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Debt Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Debt Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities in bearer form held for the accounts of customers or registered in "street name", and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    A Global Debt Security shall be exchangeable for Debt Securities in certificated registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Debt Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its sole discretion determines that such Global Debt Security shall be exchangeable for Debt Securities in certificated registered form or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities. Any Global Debt Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in the name or names of such Person or Persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Debt Security.

Certain Definitions

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

    "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries (excluding current maturities of long-term Indebtedness and any Indebtedness which by its terms is renewable or extendible beyond 12 months at the option of the borrower) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries and determined in accordance with "generally accepted accounting principles" ("GAAP").

    "Indebtedness" of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures of similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities that appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

    "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

    "Subsidiary" of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Covenants

Consolidation, Merger, Conveyance, Transfer or Lease

    The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any other Person unless (i) the resulting, surviving or transferee Person is organized under the laws of a domestic jurisdiction and assumes by supplemental indenture all of the obligations of the Company under the Debt Securities and the Indenture,
(ii) immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company delivers to the Trustee (A) an officers' certificate and (B) an opinion of counsel attesting to compliance with Section 801 of the Indenture.

    When a successor Person assumes all of the obligations of its predecessor under the Debt Securities and the Indenture, the predecessor will be released from those obligations.

Limitations on Liens

    The Indenture will provide that, with respect to each series of Debt Securities, the Company will not, nor will it permit any of its Subsidiaries to, create, incur, or permit to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of the Company, without effectively providing that such series of Debt Securities shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens existing as of the closing date of the offering (or if Debt Securities of such series are issued from time to time, the first offering) with respect to such series (the "Closing Date");
(ii) Liens granted after the Closing Date on any assets or properties of the Company or any of its Subsidiaries securing Indebtedness of the Company created in favor of the Holders of such series; (iii) Liens securing Indebtedness of the Company which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Liens on property, shares of stock or indebtedness of a corporation existing at the time such corporation is merged into, consolidated with or acquired by the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary; (v) Liens on property to secure all or part of the cost of acquisition, construction, development or improvement of such property, or to secure Indebtedness incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 24 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved; and (vi) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (v), provided that, based on a good faith determination of an officer of the Company, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature and value to the property or asset encumbered by the otherwise permitted Lien which is being replaced. (Section 1001)

    Notwithstanding the foregoing, the Company and any Subsidiary of the Company may, without securing any series of Debt Securities, create, incur or permit to exist Liens which would otherwise be prohibited by the restrictions described in the preceding paragraph, if after giving effect thereto, the aggregate amount of all such Indebtedness secured by such a Lien of the Company and any Subsidiary of the Company then outstanding, would not exceed 10% of Consolidated Net Tangible Assets.

Events of Default

    Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, which failure continues for a period of 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series continued for 90 days after written notice as provided in the Indenture; (e) a default under any indebtedness for money borrowed by the Company or any Subsidiary if (A) such default either (1) results from the failure to pay the principal of any such indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal of such indebtedness at its stated maturity and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, (B) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $20 million or more at any one time outstanding and (C) such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 business days after written notice as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization of the Company as provided in the Indenture; or (g) any other Event of Default provided in the Indenture with respect to Debt Securities of that series. (Section 501)

    If an Event of Default (other than an Event of Default described in Clause
(f) of the preceding paragraph) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may accelerate the maturity of all Debt Securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default described in Clause (f) of the immediately preceding paragraph occurs, the Outstanding Debt Securities will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (Section 502)

    Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Debt Securities for the particular provisions relating to the amount payable in respect of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Debt Securities, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

    No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt

Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of Debt Securities for enforcement of payment of the principal of and premium, if any, or interest on such Debt Securities on or after the respective due dates expressed in such Debt Securities. (Section 508)

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1005)

Modification and Waiver

    Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders of any of the Debt Securities in order (i) to evidence the succession of another entity to the Company and the assumption of the covenants and obligations of the Company under the Debt Securities and the Indenture by such successor to the Company;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred on the Company by the Indenture; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to or change any provisions to such extent as may be necessary to permit or facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Global Debt Securities; (v) to add to, change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as may be necessary to provide for or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to cure any ambiguity, to correct or supplement any mistaken or inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that any such action (other than in respect of a mistaken provision) does not adversely affect in any material respect the interests of any Holder of Debt Securities of any series then outstanding. (Section 901)

    Modifications and amendments of the Indenture also may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, the premium, if any, or the interest on any Debt Security (including in the case of an Original Issue Discount Debt Security or Indexed Security the amount payable upon acceleration of the maturity thereof ); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security;
(iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

    The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1009) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

    Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances

Defeasance and Discharge

    The Indenture provides that the terms of any series of Debt Securities may provide that the Company, at the Company's option, will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to Holders of the Debt Securities of such series. (Sections 1302 and 1304)

Defeasance of Certain Covenants

    The Indenture provides that the terms of any series of Debt Securities may provide the Company with the option to omit to comply with the restrictive covenants described in this Prospectus under "Covenants" and any other covenants made applicable to any series of Debt Securities as described in the Applicable Prospectus Supplement. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. (Sections 1303 and 1304)

    In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

    The Applicable Prospectus Supplement will state if any defeasance provisions will apply to the Offered Debt Securities.

Concerning the Trustee

    The Bank of New York, a New York banking corporation, is the Trustee under the Indenture. The Trustee may resign at any time or may be removed by the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through one or more underwriters or dealers and also may sell Debt Securities to other investors directly or through agents.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Applicable Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the Applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriter and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                        VALIDITY OF THE DEBT SECURITIES

    The validity of the Debt Securities and certain other legal matters will be passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois and McLachlan, Rissman & Doll, Chicago, Illinois, and, unless otherwise indicated in a Prospectus Supplement relating to Offered Debt Securities, by Sullivan & Cromwell, New York, New York, counsel for the underwriters or agents.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated herein by reference, and upon their authority as experts in accounting and auditing.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
The Company................................................................  S-3
Consolidated Ratio of Earnings to Fixed Charges............................  S-3
Use of Proceeds............................................................  S-4
Description of the Notes...................................................  S-4
Certain United States Federal Income Tax Considerations.................... S-19
Supplemental Plan of Distribution.......................................... S-26
Documents Incorporated by Reference........................................ S-27
Validity of the Notes...................................................... S-27

                                  Prospectus

Available Information......................................................    2
Documents Incorporated by Reference........................................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Consolidated Ratio of Earnings to Fixed Charges............................    3
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   12
Validity of the Debt Securities............................................   12
Experts....................................................................   12

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                                 $100,000,000

                               Wisconsin Central
                          Transportation Corporation

                          Medium-Term Notes, Series A

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                             Goldman, Sachs & Co.

                        Banc of America Securities LLC

                             Chase Securities Inc.

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